                                                                [CONFORMED COPY]





                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 27th DAY OF JANUARY, 1994

                                  BY AND AMONG

                         FIRST FIDELITY BANCORPORATION,

                            FFB MERGER SUB II, INC.

                                      AND

                            FIRST INTER-BANCORP INC.

                               TABLE OF CONTENTS

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
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1


                                                       ARTICLE I.  THE MERGERS

Section 1.1.              Structure of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Section 1.2.              Effect on Outstanding Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Section 1.3.              Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Section 1.4.              Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Section 1.5.              Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Section 1.6.              Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Section 1.7               Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

                                               ARTICLE II.  CONDUCT PENDING THE MERGER

Section 2.1.              Conduct of the Company's Business Prior to
                             the Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Section 2.2.              Forbearance by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Section 2.3               Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9


                                            ARTICLE III.  REPRESENTATIONS AND WARRANTIES

Section 3.1.              Representations and Warranties
                           of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Section 3.2.              Representations and Warranties of
                           the Acquiror and the Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . 24

                                                       ARTICLE IV.  COVENANTS

Section 4.1.              Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Section 4.2.              Certain Policies of the Company . . . . . . . . . . . . . . . . . . . . . . . . . 30
Section 4.3.              Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Section 4.4.              Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Section 4.5.              Certain Filings, Consents and
                            Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Section 4.6.              Antitakeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Section 4.7.              Indemnification; Directors'
                             and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Section 4.8.              Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Section 4.9.              Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Section 4.10.             Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Section 4.11.             Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Section 4.12.             Advisory Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Section 4.13.             Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . 37
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                                              ARTICLE V.  CONDITIONS TO CONSUMMATION

Section 5.1.              Conditions to All Parties' Obligations  . . . . . . . . . . . . . . . . . . . . .  38
Section 5.2.              Conditions to the Obligations of the
                             Acquiror and Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 5.3.              Conditions to the Obligation of the
                             Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40


                                                      ARTICLE VI.  TERMINATION

Section 6.1.              Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 6.2.              Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                           ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.1.              Effective Date and Effective Time . . . . . . . . . . . . . . . . . . . . . . . .  42


                                                    ARTICLE VIII.  OTHER MATTERS

Section 8.1.              Certain Definitions; Interpretation . . . . . . . . . . . . . . . . . . . . . . .  42
Section 8.2.              Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.3.              Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.4.              Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.5.              Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.6.              Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.7.              Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 8.8.              Entire Agreement; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 8.9.              Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
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                                LIST OF ANNEXES


Annex 1         -    Company Rights (Recital D)

Annex 2         -    Form of Option Agreement (Recital E)

Annex 3         -    Company Benefit Plans (Section 3.1(n))

Annex 4         -    Form of Amendment to Rights Agreement
                     (Section 3.1(v))

                 AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of January, 1994 (this "Plan"), by and among First Fidelity Bancorporation (the "Acquiror"), FFB Merger Sub II, Inc. ("Merger Sub") and First Inter-Bancorp Inc. (the "Company").

                                   RECITALS:

                 A. The Acquiror. The Acquiror has been duly incorporated and is an existing corporation in good standing under the laws of the State of New Jersey, with its principal executive offices located in Lawrenceville, New Jersey. The Acquiror is a bank holding company duly registered with the Federal Reserve Board (as defined below) under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

                 B. Merger Sub. Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in Newark, New Jersey. All the outstanding shares of the capital stock of Merger Sub are owned directly by the Acquiror.

                 C. The Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in Fishkill, New York. As of the date hereof, the Company has 6,000,000 authorized shares of common stock, par value $1.00 per share ("Company Common Stock"), of which no more than 2,312,735 shares were outstanding as of the date hereof, and 1,000,000 authorized shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), none of which are outstanding (no other class of capital stock being authorized) and options to acquire 225,148 shares of Company Common Stock, 97,135 of which are exercisable as of the date hereof. The Company is a savings and loan holding company duly registered with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act, as amended ("HOLA").

                 D. Rights, Etc. The Company does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) pursuant to the Option Agreement (as defined below), which will be entered into contemporaneously with the execution and delivery of this Plan, (ii) pursuant to the Rights Agreement, dated as of December 20, 1990 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company, and (iii) as set forth on Annex 1 and referred to in paragraph C above.

                 E. The Option Agreement. As an inducement to the willingness of the Acquiror and Merger Sub to enter into this Plan, the Company will enter into a Stock Option Agreement with the Acquiror in the form set forth in Annex 2 (the "Option Agreement"), pursuant to which the Company will grant to the Acquiror an option to purchase authorized but unissued shares of Company Common Stock equal to 19.9% of the outstanding shares of Company Common Stock upon the terms and conditions therein contained.

                 F. Intention of the Parties. It is the intention of the parties to this Plan that the Bank Merger (as defined below) be consummated immediately after the Merger.

                 G. Board Approvals. The respective Boards of Directors of the Acquiror, Merger Sub and the Company have duly approved the Plan and have duly authorized its execution and delivery.

                 NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                            ARTICLE I.  THE MERGERS

                 SECTION 1.1. Structure of the Merger. On the Effective Date (as defined in Section 7.1), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.1), the certificate of incorporation and by-laws of the Company shall be amended in their entirety to conform to the certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

                 SECTION 1.2. Effect on Outstanding Shares. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock (along with its associated Rights under the Rights Agreement) issued and outstanding at the Effective Time (other than (i) shares the holder of which (the "Dissenting Stockholder") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), and (ii) shares held directly or indirectly by the Acquiror (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive $24.20 in cash without interest (the "Merger Consideration"). As of the Effective Time, each share of Company Common Stock held directly or indirectly by the Acquiror, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted and shares held as treasury stock of the Company, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

                 (b) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                 SECTION 1.3. Exchange Procedures. (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Company Common Stock shall represent only the right to receive the Merger Consideration in cash without interest.

                 (b) As of the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with First Fidelity Bank, National Association, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.3, the Merger Consideration to be paid pursuant to Section 1.2 and deposited pursuant to this Section 1.3 in exchange for outstanding shares of Company Common Stock.

                 (c) As soon as practicable after the Effective Time, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as the Acquiror may reasonably determine; and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. If all required documentation is received by the Exchange Agent within sixty (60) days after the Effective Time, the Acquiror shall direct the Exchange Agent to make payment of the Merger Consideration with respect to the Certificates so surrendered within five (5) business days of the receipt of all required documentation. If all required documentation is received by the Exchange Agent later than sixty (60) days after the Effective Time, the Acquiror shall direct the Exchange Agent to make payment of the Merger Consideration with respect to the Certificates so surrendered with reasonable promptness after receipt of all required documentation. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Acquiror and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

                 (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Acquiror or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

                 (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to the Acquiror. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to the Acquiror for payment of their Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims, provided, however, notwithstanding the foregoing, nothing in this sentence shall prejudice the rights of holders of Company Common Stock at the Effective Time who have not claimed the Merger Consideration to which they would otherwise be entitled with respect to their shares of Company Common Stock, to claim such Merger Consideration. Notwithstanding the foregoing, none of the Acquiror, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Plan.

                 SECTION 1.4 Dissenters' Rights. Any Dissenting Stockholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Section 262 of the DGCL, shall not be entitled to the Merger Consideration, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment to the extent provided for by Section 262 of the DGCL with respect to such Dissenters' Shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such

Dissenting Stockholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.2.

                 SECTION 1.5. Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock, which is outstanding and unexercised immediately prior to the Effective Time (whether such options are vested or not vested and whether or not such options are otherwise exercisable), shall be adjusted so as to entitle the grantee thereof to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the per share amount of the Merger Consideration and (y) the per share exercise price applicable to such option by
(ii) the number of such shares of Company Common Stock subject to such option. The Company agrees to take or cause to be taken all action necessary under such options to provide for such adjustment. At the Effective Time, the Acquiror will make the payments required to be made or deliver such documents as may be required to grantees of options under this Section 1.5.

                 SECTION 1.6 Bank Merger. The Company and the Acquiror will take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries First Fidelity Bank, N.A., New York as it presently exists (the "Acquiror New York Bank") or any successor by merger, consolidation or otherwise thereto and Mid-Hudson Savings Bank FSB (the "Company Bank") to merge (the "Bank Merger") immediately after the consummation of the Merger, with the Acquiror New York Bank being the surviving bank ("Surviving Bank") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the articles of association and by-laws of the Surviving Bank shall be the articles of association and by-laws of the Acquiror New York Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of the Acquiror New York Bank immediately prior to the effective time of the Bank Merger.

                 SECTION 1.7 Alternative Structure. In the event that within 30 days after the date hereof, the Acquiror should, after consultation with counsel, determine that consummating or effecting the acquisition of the Company by the Acquiror pursuant to the Alternative Structure is not likely to delay in any material respect the consummation of such acquisition, the Company will, at the request of the Acquiror and to the extent deemed necessary, enter into an amendment to this Plan, to cause the Company Bank to become a party to this Plan and to provide for the Alternative Structure. As used herein, "Alternative Structure" means the following transactions in the following order:

                 (a) The establishment by the Acquiror New York Bank or any successor by merger, consolidation or otherwise thereto of a wholly-owned subsidiary (the "New Merger Sub");

                 (b) The merger of the "New Merger Sub" with and into the Company with the same effect as the Merger;

                 (c) The liquidation or dissolution of the Surviving Corporation; and

                 (d) The Merger of the Company Bank with and into the Acquiror New York Bank or any successor by merger, consolidation or otherwise thereto with the same effect as the Bank Merger.


                    ARTICLE II.  CONDUCT PENDING THE MERGER

                 SECTION 2.1. Conduct of the Company's Business Prior to the Effective Time. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, the Company shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use all reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Acquiror or Merger Sub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 8.1 hereof) on the Company.

                 SECTION 2.2. Forbearance by the Company. During the period from the date of this Plan to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of the Acquiror, to:

                 (a) other than in the ordinary course of business consistent with past practice, make any advance or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual;

                 (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.10 per share; provided, however, that the Company may not issue any additional shares of capital stock except pursuant to (i) the exercise of stock options or warrants outstanding as of the date hereof as set forth on Annex 1 and on the terms in effect on the date hereof, (ii) the Option Agreement or (iii) the Rights Agreement;

                 (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Plan;

                 (d) except to the extent required by law, increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 3.1(n)) with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 4% in any 12-month period, or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

                 (e) except as contemplated by Section 4.2 change its method of accounting as in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors; or

                 (f) amend its articles of incorporation, its by-laws or, except as contemplated by this Plan, the Rights Agreement.

                 SECTION 2.3. Cooperation. The Company shall, and shall cause the Company Bank to, cooperate with Acquiror and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that is reasonably likely to cause any of the representations or warranties of it that are set forth in
Article III hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 2.1 or Section 2.2.


                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES

                 SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to the Acquiror and Merger Sub, that, except as specifically disclosed in a letter of the Company delivered to the Acquiror prior to the date hereof (and making specific reference to the Section of this Plan for which an exception is taken):

                 (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct.

                 (b) Capital Stock. All outstanding shares of capital stock of the Company and the Company Bank are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

                 (c) Authority. Each of the Company and its subsidiaries has the requisite power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

                 (d) Subsidiaries; Significant Investments. The only direct subsidiary of the Company is the Company Bank; and the only indirect subsidiaries of the Company are Mid-Hudson Diversified Services, Inc., Northco Acquisition, Inc., Altamont Development Corp. (which is 50% owned by the Company and 1.5% owned by the Company's Employee Stock Ownership Plan), Empire State Thrift Services Corporation (which is 42.7% owned by the Company), Mamton Realty Corporation and East Fishkill Investors Corporation. The shares of capital stock of all such subsidiaries that are owned by the Company or the Company Bank are owned free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no rights to subscribe for or acquire from the Company or the Company Bank such capital stock. In addition, the Company has good and marketable title, free and clear of liens and encumbrances, to $2,766,200 book value of shares of Federal Home Loan Bank of New York stock, $183,930 book value of shares of Institutional Investors Capital Appreciation Fund, and shares representing 9.99% of the stock of Center Banks, Inc. Set forth on Schedule 3.1(d) hereof is a true and complete list of all subsidiaries of the Company and the Company Bank and of all entities (whether corporations, partnerships, or other similar organization) in which either the Company or the Company Bank own, directly or indirectly, 10% or more of the ownership interests (such list to include the corresponding percentage ownership).

                 (e) Shareholder Approvals. (i) Subject to the receipt of required shareholder approval of this Plan, each of this Plan and the Option Agreement has been authorized by all necessary corporate action of the Company. In addition, the Company has received the written opinion of Lyons, Zomback & Ostrowski, a division of Advest, Inc., to the effect that the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view. Subject to receipt of (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 5.1(b), this Plan is, and upon its execution and delivery the Option Agreement will be, a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (ii) The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote on this Plan is the only shareholder vote required for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

                 (f) No Violations. The execution, delivery and performance of this Plan by the Company do not, the execution, delivery and performance of the Option Agreement by the Company will not, and the consummation of the transactions contemplated hereby or thereby by the Company will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined below), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any subsidiary of the Company or to which the Company or any of its subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of the Company or any subsidiary of the Company or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any subsidiary of the Company is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Company; and the consummation of the transactions contemplated hereby or, upon its execution and delivery, by the Option Agreement will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) the approval of the shareholders of the Company referred to in Section 3.1(e), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Plan or the Option Agreement, and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Company or enable any person to enjoin or materially delay the Merger or the Bank Merger.

                 (g) Reports. (i) As of their respective dates, neither the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained or incorporated by reference in the Company's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                 (ii) The Company and each of its subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1990 with (i) the SEC, (ii) the OTS, (iii) the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), (iv) the Federal Deposit Insurance Corporation (the "FDIC"), (v) any state banking commission or other regulatory authority ("State Regulator") (collectively, the "Regulatory Agencies") and

         (vi) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO"), and all other material reports and statements required to be filed by them since December 31, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

                 (h) Absence of Certain Changes or Events. Except as disclosed in the Company's Reports filed prior to the date of this Plan, true and complete copies of which have been provided by the Company to the Acquiror, since December 31, 1992, the Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of the Company or its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

                 (i) Taxes. All material federal, state, local, and foreign tax returns required to be filed by or on behalf of the Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). As of the date of this Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of the Company or any of its subsidiaries that could result in a determination that would have a Material Adverse Effect on the Company. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its subsidiaries have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). The Company and its subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

                 (j) Absence of Claims. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of the Company's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

                 (k) Absence of Regulatory Actions. Neither the Company nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

                 (l) Agreements. (i) Except for the Option Agreement and arrangements made in the ordinary course of business, the Company and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Company's Reports. Except as disclosed in the Company's Reports filed prior to the date of this Plan, neither the Company nor any of its subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (B) agreement with any executive officer, other than as provided in clause (C) below, or other key employee of the Company or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Plan or the Option Agreement and which provides for the payment of in excess of $100,000, (C) agreement with respect to any executive officer of the Company or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $100,000 per annum, except for Employment Agreements, dated as of July 21, 1993, between the Company and, respectively, Robert N. Chambers, Anthony P. Costa, Stephen H. DuBois and Jeffrey J. Squires, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or the Option Agreement or (E) agreement containing covenants that limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                 (ii) Neither the Company nor any of its subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                 (m) Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of the Company aware of any strike, other labor dispute or organizational effort involving the Company or any of its subsidiaries pending or threatened.

                 (n) Employee Benefit Plans. Annex 3 contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of the Company or any of its subsidiaries (hereinafter referred to collectively as the "Employee Plans"). (i) All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws; neither the Company nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; (ii) no material liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any of its subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single- employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"); (iii) no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; (iv) neither the Company nor any subsidiary of the Company has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code; (v) neither the Company, its subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980;
         (vi) each Employee Plan of the Company or of any of its subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service and the Company and its subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects; (viii) there is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan; (ix) there has been no announcement or commitment by the Company or any subsidiary of the Company to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan; and the Company and its subsidiaries do not have any obligations for retiree health and life benefits under any Employee Plan, that cannot be amended or terminated without incurring any liability thereunder; (x) with respect to the Company or any of its subsidiaries, except as specifically identified on Annex 3 and subject to the conditions, limitations and assumptions specified therein, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or any subsidiary of the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit, and
         (xi) with respect to each Employee Plan, the Company has supplied to the Acquiror a true and correct copy of (A) the most recent annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"), (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Company Benefit Plan is a Qualified Plan. Annex 3 contains a complete list of the Employee Plans.

                 (o) Title to Assets. The Company and each of its subsidiaries has good and marketable title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                 (p) Knowledge as to Conditions. The Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

                 (q) Compliance with Laws. The Company and each of its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on the Company or materially delay the Merger; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened.

                 (r) Fees. Other than financial advisory services performed for the Company by Lyons, Zomback & Ostrowski, a division of Advest, Inc., in an amount and pursuant to an agreement both previously disclosed to the Acquiror, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any subsidiary of the Company, in connection with the

         Plan or the transactions contemplated hereby. The Company shall not be liable for any financial services advisory fees incurred by the Acquiror.

                (s) Environmental Matters. (i) With respect to the Company and each of its subsidiaries:

                          (A) Each of the Company and its subsidiaries, the Participation Facilities, and the Loan Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

                          (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum against it or any of its subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries or any Participation Facility;

                          (C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company or any of its subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                          (D) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.1(s)(i)(B) or (C);

                          (E) The properties currently or formerly owned or operated by the Company or any of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material (as defined below) other than as permitted under applicable Environmental Law (provided, however, that with respect to properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any such subsidiary owned or operated such properties);

                          (F) None of it or any of its subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                          (G) There are no underground storage tanks on, in or under any properties or Participation Facility and no underground storage tanks have been closed or removed from any properties or Participation Facility which are or have been in the ownership of it or any of its subsidiaries;

                          (H) During the period of (l) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (m) its or any of its subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Material in, on, under or affecting such properties. Prior to the period of (x) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (y) its or any of its subsidiaries' participation in the management of any Participation Facility, or (z) its or any of its subsidiaries' holding of a security interest in a Loan Property, there was no release of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property; and

                          (I) None of it or its subsidiaries participates in the management of a Loan Property or Participation Facility within the meaning of 40 C.F.R. Section 300.1100(c).

                 (ii)  The following definitions apply for purposes of this
         Section 3.1(s):  (w) "Loan Property" means any
         property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpretations of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

                 (t) Allowance. The allowance for possible loan losses reflected in the Company's press release announcing its fourth quarter 1993 results as well as its unaudited statement of condition at December 31, 1993 was, and the allowance for possible loan losses shown on the balance sheets in its Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to federal savings banks and federal savings association holding companies. The Company has disclosed to the Acquiror in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company and its subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" (in the latter 2 cases, to the extent available) or words of similar import, and the Company and its subsidiaries shall promptly after the end of any month inform the Acquiror of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company or any of its subsidiaries is carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals provided, however, that "current" shall mean within the past 12 months.

                 (u) Antitakeover Provisions Inapplicable. The provisions of Section 203 of the DGCL and Articles Tenth and Sixteenth of the Company's certificate of incorporation do not and will not apply to this Plan, the Merger or the Option Agreement or the transactions contemplated hereby or thereby and, in the case of Article Tenth, is not applicable because the required approval of the Company's board of directors has been obtained. The Company has taken all actions required to exempt the Plan, the Merger and the Option Agreement from any state antitakeover laws. In addition, the board of directors of the Company has, in acting upon the foregoing, satisfied the provisions of Article Seventeenth of the Company's certificate of incorporation.

                 (v) Rights Agreement. The Company has duly adopted an amendment to the Rights Agreement (in the form of Annex 4) as a result of which neither the Acquiror nor Merger Sub will become an "Acquiring Person" or an "Adverse Person" and no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) or adjustment pursuant to Section 13 of the Rights Agreement will occur, and the rights issued under the Rights Agreement will not become distributable, unredeemable or exercisable, as a result of the approval, execution or delivery of this Plan or the Option Agreement or the consummation of the transactions contemplated hereby or thereby or at any time thereafter, including, without limitation, any acquisition of shares of Company Common Stock by the Acquiror pursuant to the Option Agreement.

                 (w) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1993 Annual Meeting of Stockholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its subsidiaries required to be disclosed under the Commission's Regulation S-K.

                 (x) Insurance. The Company and its subsidiaries are presently insured, and since December 31, 1990, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its subsidiaries are in full force and effect, the Company and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the Company's management, such insurance coverage is adequate.

                 (y) Investment Securities. Except for pledges to secure public and trust deposits, Federal Home Loan Bank of New York borrowings, and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form 10-Q for the quarter ended September 30, 1993, and none of the material investments made by it or any of its subsidiaries since September 30, 1993, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                 (z) Registration Obligations. Neither the Company nor any of its subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended, other than as set forth in the Option Agreement.

                 (aa) Books and Records. The books and records of the Company and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                 (bb) Corporate Documents. The Company has delivered to the Acquiror true and complete copies of (i) its certificate of incorporation and by-laws and (ii) the charter and by-laws of the Company Bank.

                 (cc) Liquidation Account. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the Liquidation Account of the Company Bank.


                 SECTION 3.2. Representations and Warranties of the Acquiror and the Merger Sub. The Acquiror represents and warrants to the Company that, except as specifically disclosed in a letter of the Acquiror delivered to the Company prior to the date hereof (and making specific reference to the Section of this Plan for which an exception is taken):

                 (a) Corporate Organization and Qualification. Each of the Acquiror and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey or Delaware, respectively, and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined in Section 8.1). The Acquiror and Merger Sub each has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as they are now being conducted and to own their respective properties and assets. The Acquiror owns all of the shares of capital stock of the Merger Sub.

                 (b) Authority. Each of the Acquiror and Merger Sub has the requisite power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Acquiror and Merger Sub enforceable against the Acquiror and Merger Sub in accordance with its terms.

                 (c) No Violations. The execution, delivery and performance of this Agreement by the Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Acquiror or Merger Sub or to which the Acquiror or Merger Sub (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on the Acquiror, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of the Acquiror or Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Acquiror or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Acquiror or Merger Sub is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Acquiror; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) or (ii) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Acquiror or enable any person to enjoin or materially delay the Merger or the Bank Merger.

                 (d) Access to Funds. The Acquiror has, or on the Closing Date will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

                 (e) Knowledge as to Conditions. The Acquiror knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

                 (f) Reports. (i) As of their respective dates, neither the Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "Acquiror Reports"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained or incorporated by reference in the Acquiror's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                 (ii) The Company and each of its subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1990 with (i) the SEC, (ii) the OCC, (iii) the Federal Reserve Board, (iv) the Federal Deposit Insurance Corporation (the "FDIC"), (v) any state banking commission or other regulatory authority ("State Regulator") (collectively, the "Regulatory Agencies") and (vi) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO"), and all other material reports and statements required to be filed by them since December 31, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the OCC, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith, except where the failure to make any such filing or pay any such fees or assessments would not have a Material Adverse Effect.

                 (g) Absence of Claims. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Acquiror or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Acquiror or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of the Acquiror's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

                 (h) Absence of Regulatory Actions. Neither the Acquiror nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Regulatory Agencies nor has it been advised by any Regulatory Agencies that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Acquiror or to materially hinder or delay consummation of the transactions contemplated hereby.

                 (i) Employee Benefit Plans. Except to the extent that it would not result in or have a Material Adverse Effect, all of the Acquiror Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither the Acquiror nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Acquiror Employee Plan which is likely to result in any material penalties or taxes under
         Section 502(i) of ERISA or Section 4975 of the Code; (ii) no material liability to the Pension Benefit Guaranty Corporation has been or is expected by the Acquiror or any of its subsidiaries to be incurred with respect to any Acquiror Employee Plan which is subject to Title IV of ERISA ("Acquiror Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Acquiror or any entity which is considered one employer with the Acquiror under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"); (iii) no Acquiror Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiror Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Acquiror Pension Plan as of the end of the most recent plan year with respect to the respective Acquiror Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiror Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Pension Plan within the 12-month period ending on the date hereof;
         (iv) neither the Acquiror nor any subsidiary of the Acquiror has provided, or is required to provide, security to any Acquiror Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
         Section 401(a)(29) of the Code; (v) neither the Acquiror, its subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; and (vi) each Acquiror Employee Plan of the Acquiror or of any of its subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service and the Acquiror and its subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. As used herein, "Acquiror Employee Plan" means the Acquiror's defined benefits pension plan and savings plan and any trust related thereto.


                             ARTICLE IV.  COVENANTS

                 SECTION 4.1. Acquisition Proposals. The Company agrees that neither it nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company will notify the Acquiror immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof.

                 SECTION 4.2. Certain Policies of the Company. At the request of the Acquiror, the Company shall modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required federal depository institution regulatory approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Acquiror and generally accepted accounting principles; provided that such policies and procedures are consistent with all applicable laws and regulations. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. The Acquiror hereby agrees to hold harmless, indemnify and defend the Company, its subsidiaries, and their respective directors, officers and employees for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

                 SECTION 4.3. Employees. (a) Acquiror and any of its subsidiaries shall have the right (but not the obligation) to employ, as officers and employees of Acquiror, the Surviving Corporation or other subsidiaries of Acquiror immediately following the Effective Time, any persons who are officers and employees of the Company or any of its subsidiaries immediately before the Effective Time. The Acquiror shall use all reasonable efforts to identify, and offer employment opportunities to qualified, satisfactorily performing employees of the Company and its subsidiaries in, vacant positions within the business operations of the Acquiror and its subsidiaries for which such employees are qualified. The Acquiror shall give, and shall cause its subsidiaries to give, priority consideration to all such employees vis-a-vis all individuals other than current employees of the Acquiror; provided, however, that employees of the Company and its subsidiaries shall rank on an equal footing with the employees of the Acquiror and any other entity that has been acquired by the Acquiror or that may be acquired by the Acquiror in the future. To the extent that any employee of the Company or the Company Bank is not offered employment by the Acquiror or any of its subsidiaries as of the Effective Time or the employment of any employee of the Company or the Company Bank is involuntarily terminated within six months after the Effective Time for any reason other than cause, such employee shall be entitled to receive a severance payment equal to two weeks' pay for each full year of service with the Company, the Company Bank and the Surviving Corporation, provided, however, that under no circumstances shall any employee be entitled to more than a total of 26 weeks' pay in respect of such severance payment. For purposes of this Section 4.3, the term "involuntary termination" shall include the offering of employment at, or relocation of an employee to, an office that is not located within the New York Counties of Orange, Dutchess, Putnam, Ulster or Westchester, and the term "cause" shall mean either (1) conviction of a felony or (2) breach or failure to perform assigned duties under applicable law or the bylaws of the Acquiror and such breach or failure constitutes self-dealing, willful misconduct or recklessness. For purposes of this Section 4.3, the determination of whether the employment of any employee is terminated for cause shall be made in accordance with Acquiror or Acquiror's affiliates' normal employment practices to the extent consistent with the definitions of "involuntary termination" and for "cause" set forth herein. At and after the Effective Time, the Acquiror shall honor the employment agreements between the Company and the Company Bank and Robert N. Chambers, Anthony P. Costa, Stephen
H. DuBois and Jeffrey J. Squires in accordance with their terms in effect on the date of this Agreement. In addition, it shall be a condition to employment by Acquiror or any of its affiliates that any former officer or employee of the Company agree to cancel any existing employment contract, agreement or understanding between him or herself and the Company, including without limitation all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits associated with such contract, agreement or understanding. In consideration for the relinquishment of any former employee of the Company of all benefits to which he or she might be entitled under an employment agreement with the Company, the Acquiror agrees to negotiate with any such person to whom it shall offer employment the terms of a new, mutually agreeable employment agreement between such person and Acquiror or, if applicable, an affiliate of Acquiror.

                 (b) Each person employed by the Company or any of its subsidiaries prior to the Effective Time who remains an employee of the Surviving Corporation or its subsidiaries following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of the Acquiror or any of its subsidiaries, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever nonqualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of Acquiror's subsidiaries from time to time ("Acquiror's Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation and its subsidiaries. Continued Employees will be eligible to participate on the same basis as similarly situated employees of Acquiror or Acquiror's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

                 (c) The Acquiror or Acquiror's subsidiaries shall, for purposes of vesting and for purposes of eligibility to begin participation with respect to Acquiror's Plans, cause each of Acquiror's Plans to be amended to recognize credit for each Continued Employee's term of service with the Company and the Company's subsidiaries as if it were service with the Acquiror. The parties hereto agree to use their best efforts to negotiate with the plan sponsor of the Company's defined benefit retirement plan ("Company's Pension Plan") in order to effect a transfer of all of the assets and benefit liabilities from the Company's Pension Plan's trust to the Acquiror's Pension Plan Trust. If the transfer of assets is made, Acquiror or Acquiror's subsidiaries shall cause their respective qualified defined benefit plans to be amended, to provide for payment of a transferred benefit for each Continued Employee, former employee of the Company or beneficiary of a former employee of the Company who was entitled to payment of an accrued benefit under the Company's Pension Plan as of the Effective Time. Such transferred benefit shall be equal to the benefit accrued under the Company's Pension Plan as of the Effective Time, plus, in the case of a Continued Employee, any additional benefit accruals under Acquiror or Acquiror's Subsidiary's defined benefit plans. Upon the effective date of the transfer, no future benefit accruals shall be provided under the Company's Pension Plan, and each Continued Employee shall begin to accrue a benefit under Acquiror's Pension Plan according to its terms. The Company agrees to assist with whatever action is required (including issuance of a timely notice to employees under Section 204 of ERISA) to effectuate the foregoing.

                 (d) Prior to the Effective Date, the Company may not make any contributions to its Employee Stock Ownership Plan ("ESOP") or enter into any loan agreements with respect to such ESOP. At the Closing, the Acquiror shall assume sponsorship of the ESOP, and the Company agrees reasonably to assist with whatever action is required to effectuate the foregoing. As soon as practicable after the Effective Time, the Acquiror shall terminate the ESOP and upon receipt of a determination by the IRS that the ESOP was qualified through the date of the termination arrange for distribution of plan assets as provided under the ESOP, as it may be amended in connection with such plan termination.

                 SECTION 4.4. Access and Information. Upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the Acquiror and its representatives (including, without limitation, directors, officers and employees of the Acquiror and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Acquiror may reasonably request; provided, however, that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. The Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, the Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 4.4 unless such information (i) was already known to the Acquiror or an affiliate of the Acquiror, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to the Acquiror or an affiliate of the Acquiror from other sources not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

                 SECTION 4.5. Certain Filings, Consents and Arrangements. The Acquiror, Merger Sub and the Company shall (a) as soon as practicable make (or cause to be made) any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (including the Bank Merger) or by the Option Agreement, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

                 SECTION 4.6. Antitakeover Statutes. The Company shall take all reasonable steps (i) to exempt the Company and the Plan from the requirements of any state antitakeover law by action of its board of directors or otherwise and (ii), upon the request of the Acquiror, to assist in any challenge by the Acquiror to the applicability to the Merger of any state antitakeover law.


                 SECTION 4.7. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, the Acquiror agrees to indemnify and hold harmless each present and former director and officer of the Company or its subsidiaries and each officer of the Company or its subsidiaries that is serving or has served as a director, trustee or officer of another entity expressly at the Company's request or direction (the names and companies of which have been set forth on Schedule 4.7(a) hereto) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Company's certificate of incorporation or by-laws in effect on the date hereof (and the Acquiror shall also advance expenses as incurred to the fullest extent permitted under the Company's certificate of incorporation and by-laws in accordance with the Acquiror's indemnification policy). In addition to the foregoing, from and after the Effective Time through the sixth anniversary of the Effective Date, the Acquiror agrees to assume the obligations of the Company Bank to indemnify and hold harmless Mr. Jeffrey J. Squires as set forth in the indemnification agreement dated as of February 5, 1993 and executed by the Company Bank, a true and correct copy of which has been delivered to the Acquiror on or prior to the date hereof.

                 (b) Any Indemnified Party wishing to claim indemnification under Section 4.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party to the extent that such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Acquiror shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Acquiror shall not be liable for any settlement effected without its prior written consent; and provided that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                 (c) For a period of three years after the Effective Time, the Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Acquiror may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall the Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.7(c), any amount per annum in excess of $200,000 (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                 SECTION 4.8. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

                 SECTION 4.9. Publicity. The initial press release announcing this Plan shall be a joint press release and thereafter the Company and the Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

                 SECTION 4.10. Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare the proxy statement to take shareholder action on the Merger and this Agreement (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will be in compliance with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement. If requested by the Acquiror, the Company shall employ professional proxy solicitors to assist it in contacting stockholders in connection with the vote on the Merger.

                 SECTION 4.11. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action required by this Plan. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, the board of directors of the Company shall recommend at the Company Meeting that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Plan. The board of directors of the Company, in discharging its fiduciary duties, may request and take into consideration a letter from Lyons, Zomback & Ostrowski, a division of Advest, Inc., to the effect that, in its opinion, the Merger Consideration to be received by the Company's shareholders in connection with the Merger is fair to such shareholders from a financial point of view.

                 SECTION 4.12. Advisory Board. The Acquiror and Merger Sub agree, promptly following the Effective Time, to cause all the members of the Company's board of directors immediately prior to the Effective Time who are nominated by the Company, who are less than 73 years of age and who are willing so to serve to be elected or appointed as members of a newly formed advisory board, the function of which shall be to advise the Acquiror New York Bank on deposit and lending activities in the Company's former market area; provided, however, that the Acquiror may request the resignation of any member of the advisory board, and such member promptly shall so resign, if the Acquiror reasonably determines that such member has a conflict of interest that compromises such member's ability to effectively serve as a member of the advisory board or such member is 73 years of age or older. The advisory board shall meet once every calendar quarter and terminate on the third anniversary of the Effective Date. The members of the advisory board shall receive a retainer fee of $10,000 for each year of service, up to a maximum of $30,000, and a fee of $300 for each meeting attended; provided, however, that any member of the advisory board that also is an employee or director of the Acquiror or any of its affiliates shall not be entitled to any such fee for serving as a member of the advisory board during such period in which he or she is serving as an employee and/or director of the Acquiror or any affiliate thereof. At the Effective Time, the Acquiror shall offer the opportunity for two members of the Company Bank's board of directors to join the Acquiror New York Bank's board of directors for terms of no less than three years. Such persons shall receive a retainer fee equal to that paid to the other outside directors of the entity on whose Board such person will be sitting; provided, however, that any member of the Acquiror New York Bank's board of directors that is also an employee of the Acquiror or any of its affiliates shall not be entitled to any fee for serving as a member of the Acquiror New York Bank's board of directors during such period in which he or she is serving as an employee. Any payment of fees described in this Section 4.12 shall be made irrespective of, and shall not prejudice or otherwise affect, any right to receive payments pursuant to the Retirement Plan for Board Members of the Company.

                 SECTION 4.13. Notification of Certain Matters. Each party shall give prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any subsidiary is a party or is subject; and (b) any material adverse change in the financial condition, properties, business or results of operations of it and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company, the Acquiror and Merger Sub shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.


                     ARTICLE V.  CONDITIONS TO CONSUMMATION

                 SECTION 5.1. Conditions to All Parties' Obligations. The respective obligations of the Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

                 (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company and by the Acquiror as the sole shareholder of Merger Sub in accordance with applicable law.

                 (b)  Banco Santander, S.A., the Acquiror, Merger Sub,
         Acquiror New York Bank or any successor by merger, consolidation or otherwise thereto, the Company and the Company Bank shall have procured, if required, in the opinion of counsel for the Acquiror and the Company, the approvals, consents or waivers with respect to the Plan (including the Bank Merger) and the transactions contemplated hereby (i) by the Office of the Comptroller of the Currency, (ii) by the New York Superintendent of Banks pursuant to New York law (iii) by the OTS and (iv) by the Federal Reserve Board, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for the Acquiror and the Company, are necessary or appropriate to the consummation of the transactions contemplated by the Plan; provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (i) result in a Material Adverse Effect on the Acquiror (on a combined basis giving effect to the Merger and the other transactions contemplated by this Plan) or
         (ii) would reduce the benefits of the transactions contemplated by the Plan to the Acquiror or Acquiror New York Bank in so significant and material a manner that the Acquiror, in its good faith reasonable judgment, would not have entered into this Plan had such condition or requirement been known at the date hereof.

                 (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Plan shall have been satisfied.

                 (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

                 (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.


                 SECTION 5.2. Conditions to Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                 (a) The Acquiror shall have received from the Company's independent certified public accountants "cold comfort" letters or letters of procedures, dated (i) the date of the mailing of the Proxy Statement to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

                 (b) Each of the representations and warranties of the Company contained in this Plan and the Option Agreement shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Plan and the Option Agreement; and the Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

                 (c) Neither the Acquiror nor Merger Sub shall have become an "Acquiring Person" or an "Adverse Person" and no "Stock Acquisition Date" or "Distribution Date" shall have occurred under the Rights Agreement, and the rights issued thereunder shall not have become distributable, unredeemable or exercisable.


                 SECTION 5.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                 (a) Each of the representations, warranties and covenants of the Acquiror and Merger Sub contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Acquiror and Merger Sub shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Company shall have received certificates signed by the Vice Chairman and the Chief Financial Officer of the Acquiror, dated the Effective Date, to the foregoing effect.


                            ARTICLE VI.  TERMINATION

                 SECTION 6.1. Termination. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company and the Acquiror:

                 (a) by the mutual consent of the Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

                 (b) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the Plan at its meeting called to consider such approval, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein (or, in the case of the Company, in the Option Agreement) or occurrence of any event which causes a representation or warranty to become materially untrue which is not cured or not curable within 10 business days after written notice of such breach is given to the party committing such breach by the other party;

                 (c) by the Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan;

                 (d) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by November 30, 1994, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate; or

                 (e) by the Acquiror by written notice to the Company in the event that the Acquiror reasonably determines that there has occurred a change, in the financial condition, properties, assets (including classifications thereof), business or results of operations of the Company or the Company Bank which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on the Company or the Company Bank; provided, however, that in the event that such change occurs as a result of (i) changes in laws or regulations or governmental interpretations thereof, (ii) changes in accounting rules of general applicability, or
         (iii) a
         change or a series of changes in market interest rates that is not "material" (for purposes of this clause (iii) only a "material" change in "market interest rates" shall mean an aggregate change either up or down of more than 500 basis points in the fed funds rate), between execution of this Agreement and the Effective Time, then the Acquiror shall pay the Company its reasonable expenses incurred in connection with this Agreement up to a maximum of $500,000.

                 SECTION 6.2. Effect of Termination. In the event of the termination of this Plan by either the Acquiror or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of
Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.


                ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

                 SECTION 7.1. Effective Date and Effective Time. On such date as Acquiror selects and within 30 days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Plan are satisfied or waived, or on such earlier or later date as may be agreed by the parties, and in any event upon five business days prior written notice to the Company, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be as set forth in such articles of merger.


                          ARTICLE VIII.  OTHER MATTERS

                 SECTION 8.1. Certain Definitions; Interpretation. As used in this Plan, the following terms shall have the meanings indicated:

                 "material" means material to the Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

                 "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan and, in the case of the Company, the Option Agreement.

                 "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

                 "subsidiary", with respect to a person, means any other person controlled by such person, whether directly or indirectly.

When a reference is made in this Plan to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Plan shall be deemed to any other gender.

                 SECTION 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in the last sentence of Section 4.2, the last three sentences of Section 4.4 and Section 8.6 shall survive such termination.

                 SECTION 8.3. Waiver. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no amendment may be made that would contravene Sections 252(c) and 251(d) of the DGCL.

                 SECTION 8.4. Counterparts. This Plan may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                 SECTION 8.5. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

                 SECTION 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

                 SECTION 8.7. Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                 If to the Company, to:

                          Mid-Hudson Summit Corporate Park
                          One Summit Court
                          P.O. Box M
                          Fishkill, New York  12524
                          Telecopy:  (914) 896-4228

                          Attention:  Robert N. Chambers
                                      Chairman of the Board and Chief
                                      Executive Officer

                          With copies to:

                          Douglas J. McClintock, Esq.
                          Thacher Proffitt & Wood
                          Two World Trade Center
                          New York, New York  10048
                          Telecopy:  (212) 912-7751/7752

                 If to the Acquiror or Merger Sub, to:

                          c/o First Fidelity Bancorporation
                          550 Broad Street
                          Newark, New Jersey  07102
                          Telecopy:  (201) 565-2989

                          Attention:  Wolfgang Schoellkopf
                                      Vice Chairman and
                                      Chief Financial Officer

                          With copies to:

                          James L. Mitchell
                          First Fidelity Bancorporation
                          550 Broad Street
                          Newark, New Jersey  07102
                          Telecopy:  (201) 565-2989

                          and

                          H. Rodgin Cohen, Esq.
                          Mark J. Menting, Esq.
                          Sullivan & Cromwell
                          125 Broad Street
                          New York, New York  10004
                          Telecopy:  (212) 558-3588

                 SECTION 8.8. Entire Agreement; Etc. This Plan, together with the Option Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Sections 4.7 and 4.13, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

                 SECTION 8.9. Assignment. This Plan may not be assigned by any party hereto without the written consent of the other parties.

                 IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.


                         FIRST FIDELITY BANCORPORATION


                                           By: /s/ WOLFGANG SCHOELLKOPF
                                               --------------------------------
                                               Wolfgang Schoellkopf
                                               Vice Chairman and Chief Financial
                                                    Officer


                         FFB MERGER SUB II, INC.


                                           By: /s/ WOLFGANG SCHOELLKOPF
                                               ---------------------------------
                                               Wolfgang Schoellkopf
                                               President


                         FIRST INTER-BANCORP INC.


                                           By: /s/ ROBERT N. CHAMBERS
                                               --------------------------------
                                               Robert N. Chambers
                                               Chairman of the Board and
                                                 Chief Executive Officer